Exhibit 99.1

For Immediate Release

Builders FirstSource Reports First Quarter 2013 Results

First Quarter Adjusted EBITDA Increases to $5.4 Million on 46% Sales Growth

April 25, 2013 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the first quarter ended March 31, 2013.

Highlights include the following (see financial schedules for more information, including non-GAAP reconciliations):

•	First quarter 2013 sales increased 45.7 percent to $319.7 million, when compared to first quarter 2012.

•	Adjusted EBITDA for the current quarter was $5.4 million, a $7.5 million improvement when compared to an Adjusted EBITDA loss of ($2.1) million for the first quarter of 2012.

Commenting on the company’s results, Floyd Sherman, Builders FirstSource Chief Executive Officer said, “I am very pleased to start our fiscal year with such strong financial results, as we ended the first quarter with over $319 million in sales and improved our Adjusted EBITDA by $7.5 million. We were able to achieve topline growth of greater than 30 percent for a sixth consecutive quarter.” Mr. Sherman added, “Our sales increase once again exceeded the increase in residential construction activity, as actual single-family housing starts in the South Region increased 27.4 percent and single-family units under construction increased 23.2 percent.”

Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Though our sales growth for the quarter was very positive, the commodity lumber price inflation we experienced during the quarter once again placed significant downward pressure on gross margins. Subsequent to setting first quarter customer pricing in late December, commodity lumber prices increased 20 percent through the end of the first quarter. While we were able to obtain price increases from many of our customers during the quarter, they were not enough to offset the continued commodity price inflation. For the quarter, we estimate commodity lumber inflation negatively impacted gross margin by 1.8 percentage points.”

Builders FirstSource Reports First Quarter 2013 Results (continued)

First Quarter 2013 Results Compared to First Quarter 2012

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•

Sales were $319.7 million compared to $219.4 million last year, an increase of $100.3 million or 45.7 percent. We estimate sales increased 29.7 percent due to increased volume and 16.0 percent due to price.

•

Gross margin percentage was 19.5 percent in the current quarter, down from 20.6 percent in the same quarter last year. Our gross margin decreased 1.8 percentage points largely due to commodity lumber inflation during the quarter, which was offset by a 0.7 percentage point gross margin improvement due to increased sales volume.

•

Selling, general and administrative (“SG&A”) expenses increased $10.2 million, or 20.2 percent, in the current quarter. As a percentage of sales, SG&A expense decreased to 19.1 percent in the current quarter, as compared to 23.2 percent in the first quarter of 2012. Our salaries and benefits expense, excluding stock compensation expense, was $37.7 million, or 11.8 percent of sales, in the current quarter compared to $31.1 million, or 14.2 percent of sales, in the first quarter of 2012. Delivery expense increased $1.4 million and other general administrative expense increased $1.2 million, both a result of increased sales volume.

•

Interest expense was $12.5 million in the current quarter, a decrease of $0.6 million from the first quarter of 2012. The decrease was primarily related to a $2.7 million reduction in the non-cash, fair value adjustment related to stock warrants issued in connection with our term loan, offset by interest on the additional term loan principal borrowed in December 2012.

•

We recorded $0.3 million of income tax expense in the first quarter of 2013, compared to $0.2 million in the first quarter of 2012. We recorded an after-tax, non-cash valuation allowance of $4.4 million and $7.0 million in the first quarters of 2013 and 2012, respectively, related to our net deferred tax assets. Absent the valuation allowance, the effective tax rate would have been 36.3 percent in both the first quarter of 2013 and 2012. As of the end of the current quarter, the company’s gross federal income tax net operating loss available for carry-forward was approximately $245 million.

•

Loss from continuing operations was $11.6 million, or $0.12 loss per diluted share, compared to $19.1 million, or $0.20 loss per diluted share, in the same quarter last year. Excluding the fair value adjustment for stock warrants and the tax valuation allowance, our loss from continuing operations was $0.07 per diluted share for the current quarter compared to a $0.09 loss per diluted share for the first quarter of 2012. See reconciliation attached.

•	Net loss for the first quarter of 2013 was $11.8 million, or $0.12 loss per diluted share, compared to $19.2 million, or $0.20 loss per diluted share, in the first quarter of 2012.

•	Diluted weighted average shares outstanding were 96.0 million in the first quarter of 2013 compared to 95.3 million in the same quarter of 2012.

•	Adjusted EBITDA was $5.4 million in the current quarter, compared to an Adjusted EBITDA loss of $2.1 million in the same quarter last year. See reconciliation attached.

Builders FirstSource Reports First Quarter 2013 Results (continued)

Liquidity and Capital Resources

•	Liquidity at March 31, 2013 was $102.7 million, which included $117.7 million in cash, reduced by the $15.0 million minimum cash requirement in our amended term loan.

•

Cash usage for the current quarter was $26.8 million, of which $18.9 million was due to a build in working capital related to our higher sales volumes. The remainder of our cash usage related to $1.0 million of capital expenditures and $10.9 million of cash interest, offset somewhat by cash provided by operations.

•

During the current quarter, we amended and reduced our existing $20.0 million stand-alone letter of credit (“LC”) facility to $10.0 million. In addition, we transferred the $12.4 million of LC’s outstanding under the stand-alone facility to our new $15.0 million LC sub-facility. This transfer eliminated the cash collateral requirement for our outstanding LC’s and thus increased our overall liquidity at the time by $13.0 million. As of March 31, 2013, we have $12.6 million of LC’s outstanding under our sub-facility and nothing outstanding under our stand-alone facility.

•

Operating cash flow was negative $25.2 million for the current quarter, compared to negative $14.9 million for the first quarter of 2012, the difference primarily attributable to $16.5 million more in working capital build during the first quarter of 2013.

•	Capital expenditures were $1.0 million for the first quarter of 2013, compared to $1.7 million for the first quarter of 2012.

Outlook

Concluding, Mr. Sherman said, “We are excited about the prospects for the homebuilding industry, and the outlook continues to suggest favorable opportunities for Builders FirstSource. The National Association of Homebuilders (“NAHB”) is now predicting a 24.2 percent increase in single-family housing starts for 2013, and an additional 28.8 percent increase in 2014. We believe Builders FirstSource is well positioned to take advantage of this recovery. Our strategy remains focused on increasing our market share and improving our operating margins as we move into the spring and summer building season.”

Conference Call

Builders FirstSource will host a conference call Friday, April 26, 2013 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-461-2021 (U.S. and Canada) and 719-785-1768 (international). A replay of the call will be available at 3:00 p.m. CT through May 1st. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 6046293. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

Builders FirstSource Reports First Quarter 2013 Results (continued)

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 53 distribution centers and 44 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Chad Crow

Senior Vice President and Chief Financial Officer

Builders FirstSource, Inc.

(214) 880-3585

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended March 31,
	2013	2012
	(in thousands, except per share amounts)
Sales	$319,702	$219,389
Cost of sales	257,355	174,270

Gross margin	62,347	45,119
Selling, general and administrative expenses (includes stock-based compensation expense of $1,335 and $803 for the three months ended in 2013 and 2012, respectively)	61,078	50,833
Facility closure costs	59	128

Income (loss) from operations	1,210	(5,842)
Interest expense, net	12,500	13,105

Loss from continuing operations before income taxes	(11,290)	(18,947)
Income tax expense	315	174

Loss from continuing operations	(11,605)	(19,121)
Loss from discontinued operations (net of income tax expense of $0 in 2013 and 2012, respectively)	(203)	(67)

Net loss	$(11,808)	$(19,188)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.12)	$(0.20)
Loss from discontinued operations	(0.00)	(0.00)

Net loss	$(0.12)	$(0.20)

Weighted average common shares:
Basic and diluted	95,989	95,261

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended March 31,
	2013		2012
	(in thousands)
Prefabricated components	$60,820	19.0%	$43,449	19.8%
Windows & doors	63,605	19.9%	49,726	22.7%
Lumber & lumber sheet goods	116,797	36.5%	66,430	30.3%
Millwork	29,053	9.1%	21,403	9.7%
Other building products & services	49,427	15.5%	38,381	17.5%

Total sales	$319,702	100.0%	$219,389	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2013	December 31, 2012
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$117,666	$131,432
Restricted cash	—	12,068
Accounts receivable, less allowance of $3,108 and $2,831 at March 31, 2013 and December 31, 2012, respectively	137,443	117,405
Inventories	132,830	108,999
Other current assets	8,338	9,968

Total current assets	396,277	379,872
Property, plant and equipment, net	42,387	44,084
Goodwill	111,193	111,193
Other assets, net	13,634	15,692

Total assets	$563,491	$550,841

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,869	$79,397
Accrued liabilities	41,452	37,778
Current maturities of long-term debt	62	60

Total current liabilities	140,383	117,235
Long-term debt, net of current maturities	361,467	360,895
Other long-term liabilities	24,580	24,615

Total liabilities	526,430	502,745
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,900 and 96,916 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	962	957
Additional paid-in capital	364,239	363,471
Accumulated deficit	(328,140)	(316,332)

Total stockholders’ equity	37,061	48,096

Total liabilities and stockholders’ equity	$563,491	$550,841

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2013	2012
	(in thousands)
Cash flows from operating activities:
Net loss	$(11,808)	$(19,188)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,774	2,850
Amortization of deferred loan costs	295	171
Amortization of debt discount	588	328
Fair value adjustment of stock warrants	426	3,148
Deferred income taxes	134	116
Bad debt expense	275	62
Stock compensation expense	1,335	803
Net gain on sale of assets	(11)	(31)
Changes in assets and liabilities:
Receivables	(20,313)	(17,369)
Inventories	(23,831)	(9,282)
Other current assets	1,434	1,234
Other assets and liabilities	(263)	(723)
Accounts payable	19,472	16,831
Accrued liabilities	4,304	6,145

Net cash used in operating activities	(25,189)	(14,905)

Cash flows from investing activities:
Purchases of property, plant and equipment	(981)	(1,746)
Proceeds from sale of property, plant and equipment	11	31
Decrease in restricted cash	13,030	114

Net cash provided by (used in) investing activities	12,060	(1,601)

Cash flows from financing activities:
Payments of long-term debt and other loans	(14)	(13)
Deferred loan costs	(61)	(287)
Exercise of stock options	474	98
Repurchase of common stock	(1,036)	(496)

Net cash used in financing activities	(637)	(698)

Net change in cash and cash equivalents	(13,766)	(17,204)
Cash and cash equivalents at beginning of period	131,432	146,833

Cash and cash equivalents at end of period	$117,666	$129,629

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Supplemental Interest Expense Information

(unaudited - dollars in thousands)

	Three months ended March 31,
	2013	2012
Detail of Interest Expense:
Term loan	$6,469	$4,651
Floating rate notes	4,517	4,542
Credit facility	14	8
Change in fair value of stock warrants *	426	3,148
Amortization of debt discount *	588	328
Amortization of deferred loan costs *	295	171
Other	191	257

Interest expense, net	$12,500	$13,105

*	Non-cash item

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited - dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on April 25, 2013.

	Three months ended March 31,
	2013	2012
Reconciliation to Adjusted EBITDA:
Net loss	$(11,808)	$(19,188)
Reconciling items:
Depreciation and amortization expense	2,774	2,850
Interest expense, net	12,500	13,105
Income tax expense	315	174
Loss from discontinued operations, net of tax	203	67
Stock compensation expense	1,335	803
Other	52	106

Adjusted EBITDA	$5,371	$(2,083)

	Three months ended March 31,
	2013	2012
	Net of Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations	$(11,605)	$(19,121)
Reconciling items:
Warrant fair value adjustment	426	3,148
Tax valuation allowance	4,408	7,045

Adjusted loss from continuing operations	$(6,771)	$(8,928)

Weighted average diluted shares outstanding	95,989	95,261

Adjusted loss from continuing operations per diluted share	$(0.07)	$(0.09)